Exhibit 99.1

SERVICER COMPLIANCE STATEMENT FOR
THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2005-3

September 15, 2006

The National Collegiate Student Loan Trust 2005-3
c/o The Delaware Trust Company, National Association
300 Delaware Avenue, 9th Floor
Wilmington, DE 19801

In connection with the Annual Report on Form 10-K of The National Collegiate Student Loan Trust 2005-3 for the fiscal year ending June 30, 2006 (the “Report”), the undersigned, a duly authorized officer of the Pennsylvania Higher Education Assistance Agency (the “Servicer”), does hereby certify and represent as follows:

1.
A review of the activities and performance of the Servicer under the Alternative Servicing Agreement dated as of October 16, 2001, as amended, between the Servicer and The First Marblehead Corporation (the “Servicing Agreement”) for the period that is the subject of the Report has been made under the supervision of the undersigned;

2.
To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the period that is the subject of the Report; and

3.	To the best knowledge of the undersigned, based on such review, there have been no failures to fulfill any such obligation in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of September 15, 2006.

PENNSYLVANIA HIGHER EDUCATION ASSISTANCE AGENCY

By:	/s/ James L Preston

Name: James L Preston Title: Executive Vice President